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                                                                   EXHIBIT 23.7


CONSENT OF FINANCIAL ADVISOR

We hereby consent to the use in this Registration Statement on Form S-4 of Regions Financial Corporation of our letter to the Board of Directors of Regions Financial Corporation included as Appendix IV to the Joint Proxy Statement/Prospectus that is a part of this Registration Statement, and to the references to such letter and to our firm in such Joint Proxy Statement/Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Bear, Stearns & Co. Inc.

BEAR, STEARNS & CO. INC.
New York, New York
November 22, 1995